Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-1 [File No. 333-232448] of our report, which includes an explanatory paragraph as to Jibestream Inc.’s ability to continue as a going concern, dated July 15, 2019, with respect to our audits of the consolidated financial statements of Jibestream Inc. as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017. We also consent to the reference to our firm under the heading “Experts” in the prospectus, which is part of such Registration Statement.

/s/ MNP LLP

MNP LLP

Toronto, ON

August 02, 2019